Exhibit 10.40

Amendment No. 1

to the

Amended and Restated

Medical Care Reimbursement Plan for Executives of B/E Aerospace, Inc.

Pursuant to Article VIII of the of the Amended and Restated Medical Care Reimbursement Plan for Executives of B/E Aerospace, Inc. (the “Plan”), the Benefits Committee amends the Plan as follows effective January 1, 2014:

1.The following sentence is added at the end of Section 2.6, Employer:

In addition, beginning on December 15, 2014 or, if different, the distribution date specified in the Separation and Distribution Agreement among B/E Aerospace, Inc. and KLX Inc., and ending on December 31, 2014, Employer shall also include KLX Inc.

2.Section 2.8, Executive, is deleted in its entirety and replaced with the following:

2.8Executive means each current or former (pursuant to the terms of his or her employment agreement) executive of the Employer selected by the Committee, in writing, for eligibility from among the group of highly compensated or managerial employees of the Employer who is also covered by the Health Plan.

3.Section 2.9, Health Plan, is deleted in its entirety and replaced with the following:

2.9Health Plan means the group health plan of the Participant’s Employer that provides major medical coverage and meets the minimum value requirements in Code § 36B(c)(2)(C)(ii) under which the Participant and his Eligible Dependents, if any, are covered.

4.Section 3.2, Termination of Participation, is deleted in its entirety and replaced with the following:

3.2Termination of Participation.  An Executive’s participation in the Plan shall cease immediately upon the earlier of Termination of his or her employment with Employer or his termination of participation in the Health Plan, and the balance (excluding any then pending unreimbursed expense claims) of his or her Reimbursement Account shall be forfeited.  Upon termination of Plan participation, all claims previously incurred and eligible for reimbursement must be submitted not later than the last day of the third calendar month following the Plan Year in which such Executive’s Plan participation ends.  Notwithstanding the foregoing, or anything to the contrary in this Plan, if an Executive has a separate agreement with the Company that provides for such Executive to continue to participate in the Plan or receive Plan Benefits for any period of time post-Termination, then for the purposes of this Plan only, a Termination of such Executive’s employment shall be deemed not to have occurred during such stated period of time.

5.Section 4.2, Benefits Limited to Expenses Incurred During Plan Year, is deleted in its entirety and replaced with the following:

4.2Benefits Limited to Expenses Incurred During Plan Year.  For each Plan Year, the Benefits provided to a Participant pursuant to Section 4.1 hereof are only available to reimburse expenses which are incurred during such Plan Year after becoming a Participant in the Plan and, unless and solely to the extent otherwise provided in an Executive’s employment agreement, prior to Termination of employment with the Employer. Expenses incurred by a Dependent and submitted by Participant or his or her designee shall not be reimbursed unless incurred while an Eligible Dependent and during the period that the expenses incurred by the Participant are otherwise eligible for reimbursement. However, the Participant shall have until March 31st following the Plan Year to submit claims for expenses incurred by the Participant and his Eligible Dependents during the previous Plan Year.

IN WITNESS WHEREOF, the Benefits Committee has caused its duly authorized member to execute this Plan amendment on this 16th day of December, 2014.

B/E AEROSPACE, INC.

By: /s/ Ryan M. Patch
Title: Chairman, Benefits Committee